Exhibit 10.1

ANTERO RESOURCES CORPORATION

EXECUTIVE SEVERANCE PLAN

1.              Purpose. Antero Resources Corporation (the “Company”), has adopted the Antero Resources Corporation Executive Severance Plan (the “Plan”) to provide severance pay to Eligible Executives (as defined below) who experience a Qualifying Termination (as defined below) on or after September 17, 2025 (the “Effective Date”). The Plan is intended to be maintained primarily for the purposes of providing benefits for a select group of management or highly compensated employees and is intended to be a top hat welfare benefit plan under ERISA.

2.              Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a)           “2013 AR LTIP” means the Antero Resources Corporation Long-Term Incentive Plan, effective as of October 1, 2013.

(b)           “Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination and all paid time off accrued but unused as of the Date of Termination, which shall be paid within seven business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(c)           “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(d)           “AM LTIP” means the Amended and Restated Antero Midstream Corporation Long-Term Incentive Plan.

(e)           “AM Sharing Percentage” means the percentage of cash compensation paid by the Company to the Eligible Executive for which the Company was reimbursed by Antero Midstream (i.e., the portion of such compensation attributable to services provided to Antero Midstream), as disclosed in the Company’s most recently filed proxy statement for the fiscal year disclosed therein (e.g., 26.5% in the proxy statement filed by the Company in 2025, which would apply until the date the proxy statement was filed in 2026).

(f)            “Antero Midstream” means Antero Midstream Corporation.

(g)           “Applicable March 15” means March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(h)           “AR LTIP” means the Amended and Restated Antero Resources Corporation 2020 Long Term Incentive Plan, as the same may be amended, restated or otherwise modified from time to time or any successor plan thereto.

(i)            “AR Sharing Percentage” means the percentage of cash compensation paid by the Company to the Eligible Executive for which the Company was not reimbursed by Antero Midstream (i.e., the portion of such compensation attributable to services provided to the Company), as disclosed in the Company’s most recently filed proxy statement for the fiscal year disclosed therein (e.g., 73.5% in the proxy statement filed by the Company in 2025, which would apply until the date the proxy statement was filed in 2026).

(j)            “Base Amount” means the highest total Base Salary an Eligible Executive is entitled to receive on an annualized basis for services provided to the Company, Antero Midstream and their respective Affiliates during the 3 year period immediately preceding the Date of Termination or such lesser period during which the Eligible Executive has been employed by the Company, multiplied by the AR Sharing Percentage, including any amounts that an Eligible Executive could have received in cash had they not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company, Antero Midstream, or their respective Affiliates as consideration for an Eligible Executive’s services.

(k)           “Base Salary” means the total amount an Eligible Executive is entitled to receive as base salary on an annualized basis for services provided to the Company, Antero Midstream and their respective Affiliates, multiplied by the AR Sharing Percentage, including any amounts that an Eligible Executive could have received in cash had they not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company, Antero Midstream, or their respective Affiliates as consideration for an Eligible Executive’s services.

(l)            “Board” means the Board of Directors of the Company.

(m)          “Cause” means a finding by the Committee or its delegate, before or after the termination of the Eligible Executive’s employment, of the Eligible Executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the Eligible Executive’s duties that would reasonably be expected to have a material adverse economic effect on the Company or any of its Affiliates; (iii) willful failure without proper legal reason to perform the Eligible Executive’s duties; or (iv) a material breach of any material provision of this Plan or any other written plan or agreement or corporate policy or code of conduct established by the Company or any of its Affiliates that would reasonably be expected to have a material adverse economic effect on the Company or any of its Affiliates.

(n)           “Change in Control” has the meaning assigned to such term in the AR LTIP.

(o)           “CIC Protection Period” means the six months preceding a written definitive agreement entered into by Company to effect a Change in Control and the thirty months following a Change in Control.

(p)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(q)           “COBRA Benefit” has the meaning ascribed to that term in Section 5(a)(iv) of this Plan.

(r)            “COBRA Continuation Period” means the period beginning on the first day of the first calendar month following such Eligible Executive’s Date of Termination and continuing until the earliest to occur of: (i) 18 months following the Date of Termination, and (ii) the time such Eligible Executive becomes eligible to be covered under a group health plan sponsored by another employer (and such Eligible Executive shall promptly notify the Company in the event that such Eligible Executive becomes so eligible).

(s)           “Code” means the Internal Revenue Code of 1986.

(t)           “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan.

(u)           “Company Group” means the Company and each of their respective direct and indirect subsidiaries as may exist from time to time.

(v)           “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and all members of the Resources Group, as applicable, such that the Eligible Executive is no longer employed by the Company or any other member of the Resources Group. For the avoidance of doubt, the continued provision of services and/or employment with Antero Midstream shall not preclude a Date of Termination from occurring.

(w)          “Disability” has the meaning ascribed to that term in Section 22(e)(3) of the Code.

(x)           “Eligible Executive” means any employee of the Company or an Affiliate of the Company who (i) is who is eligible to participate in the Plan and is designated by the Committee as an “Eligible Executive”; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other plan, policy, program or arrangement sponsored or maintained by the Company or any other member of the Resources Group that provides for a right to severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA. For the avoidance of doubt, this definition shall be subject to the prohibitions on removal of individuals from being designated as Eligible Executives during the periods and under the circumstances outlined in Section 4 and Section 13(c) of this Plan.

(y)           “ERISA” means the Employee Retirement Income Security Act of 1974.

(z)           “Good Reason” means (i) (a) a reduction of 10% or more in an Eligible Executive’s Base Salary, annual cash incentive program target value under the Company’s annual incentive program, or annual equity compensation target grant date value under the AR LTIP, or (b) a material diminution of an Eligible Executive’s authority, duties, and responsibilities with the Company or its subsidiaries, including his or her removal as an officer of the Company; provided, however, that if the Eligible Executive is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group other than the Company, in no event shall the removal by the Company of the Eligible Executive as an officer or board member of such member of the Company Group, regardless of the reason for such removal, constitute Good Reason; provided, further, that a reduction in an Eligible Executive’s compensation in connection with a general reduction in compensation that affects all similarly situated employees of the Company in substantially the same proportions will not constitute Good Reason; provided, further, that a temporary reduction in an Eligible Executive’s authority, duties, and responsibilities in connection with any internal investigation by the Company, including an investigation into whether circumstances constituting Cause exist, shall not constitute Good Reason; (ii) a material breach by the Company of any of its obligations under the Plan; or (iii) the relocation of the geographic location of an Eligible Executive’s principal place of employment by more than 50 miles from the location of such Eligible Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing clauses (i), (ii) and (iii), any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clauses (i), (ii) or (iii) giving rise to such Eligible Executive’s termination of employment must have arisen without such Eligible Executive’s consent; (B) such Eligible Executive must provide written notice to the Committee of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Committee’s receipt of such written notice; and (D) the date of such Eligible Executive’s termination of employment must occur within 75 days after the initial occurrence of the condition(s) specified in such notice. For the avoidance of doubt, a cessation of service to, or termination of employment with, Antero Midstream alone will not constitute grounds for a termination of employment by the Eligible Executive for Good Reason pursuant to this Plan.

(aa)         “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(bb)         “Prior Year Annual Bonus” means the amount of the annual cash bonus, if any, that an Eligible Executive earned for services provided to the Company for the fiscal year of the Company immediately preceding the year in which the Date of Termination occurs (and excluding the annual bonus payment, if any, that the Eligible Executive earned for services provided to Antero Midstream).

(cc)         “Pro-Rata Annual Bonus” means an amount equal to the Eligible Executive’s Target Annual Bonus, multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which such Eligible Executive was employed by the Company or another member of the Resources Group, and the denominator of which is 365.

(dd)         “Qualifying Termination” means the termination of an Eligible Executive’s employment with all members of the Resources Group (i) by the Company without Cause (which, for the avoidance of doubt, does not include a termination of employment due to death or Disability), (ii) due to an Eligible Executive’s resignation for Good Reason, or (iii) by reason of death.

(ee)         “Release Consideration Period” means the period of 21 days or 45 days, as applicable, following the date the Company provides the Eligible Executive with a general release of claims during which the Eligible Executive must execute such release of claims to fulfill the Release Requirement.

(ff)          “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is 21 days following the date upon which the Company delivers the release to an Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.

(gg)         “Resources Group” means all members of the Company Group other than Antero Midstream and its subsidiaries.

(hh)         “Section 409A” means Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.

(ii)           “Secondment Agreement” means the Amended and Restated Secondment Agreement, effective as of December 31, 2019, by and among Antero Midstream, Antero Midstream Partners LP, Antero Midstream Partners GP LLC, Antero Midstream LLC, Antero Water LLC, Antero Treatment LLC, and the Company.

(jj)           “Services Agreement” means the Second Amended and Restated Services Agreement, dated as of December 31, 2019, and effective as of March 13, 2019, entered into by and among Antero Midstream Partners LP, Antero Midstream, Antero Partners GP LLC, and the Company.

(kk)         “Severance Amount” means, with respect to an Eligible Executive, an amount equal to the product of (i) three and (ii) the sum of such Eligible Executive’s (A) Base Amount and (B) Target Annual Bonus.

(ll)           “Target Annual Bonus” means the greater of (i) the total aggregate target amount of an Eligible Executive’s annual cash bonus for services provided to both the Company and Antero Midstream immediately prior to the Date of Termination, disregarding (A) any temporary reduction in such Eligible Executive’s annualized Base Salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions and (B) any reduction in the Eligible Executive’s Base Salary or target annual cash bonus during the CIC Protection Period, multiplied by the AR Sharing Percentage, and (ii) the average actual annual cash bonus payment paid to the Eligible Executive for services provided to the Company (and excluding the annual bonus payment, if any, for services provided to Antero Midstream) during the three complete calendar years immediately preceding the Date of Termination or such lesser period during which the Eligible Executive has been employed by the Company.

3.              Administration of the Plan.

(a)            Administration by the Committee. The Committee shall be responsible for the oversight and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance payments, granting or denial of severance claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i)              to establish the terms of the Participation Agreement provided to each Eligible Executive, including terms that modify or are inconsistent with the terms of this Plan;

(ii)             to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(iii)            to interpret the Plan and the Participation Agreements, the Committee’s interpretation thereof to be final and conclusive on all persons claiming payments under the Plan;

(iv)            to decide all questions concerning the Plan and the Participation Agreements, including the eligibility of any person to participate in the Plan;

(v)             to make a determination as to the right of any person to a payment under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(vi)             to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vii)            to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(viii)           to sue or cause suit to be brought in the name of the Plan; and

(ix)              to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b)           Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c)           Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.              Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine which employees of the Company and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, he or she shall automatically continue to be an Eligible Executive until he or she ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that if an employee is an Eligible Executive the day immediately prior to the CIC Protection Period, then he or she may not be removed as an Eligible Executive by the Committee during the CIC Protection Period and any such attempt at removal shall be ineffective. For the avoidance of doubt, the Committee may determine that an employee who was previously designated as an Eligible Executive shall no longer be an Eligible Executive any time outside of the CIC Protection Period. The Plan shall supersede all prior practices, policies, agreements, procedures and plans relating to severance payments from the Company and the other members of the Resources Group with respect to the Eligible Executives; provided, however, that the terms and provisions of the AR LTIP, the 2013 AR LTIP, the AM LTIP, and the award agreements under each such plan shall continue to govern the equity-based awards granted under such plans to an Eligible Executive following such Eligible Executive’s termination of employment.

5.              Plan Benefits.

(a)           Qualifying Termination. If an Eligible Executive experiences a Qualifying Termination, then such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, and 10, below, the Company shall provide, or cause to be provided, the following payments and benefits to such Eligible Executive:

(i)              A cash payment equal to the Severance Amount payable in a lump-sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination;

(ii)             If the Prior Year Annual Bonus has not yet been paid to the Eligible Executive, the Prior Year Annual Bonus, payable in a lump-sum at the time annual bonuses for such prior fiscal year of are paid to executives of the Company, but in no event later than the Applicable March 15;

(iii)            A cash payment equal to the Pro-Rata Annual Bonus, to be paid in a lump-sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later the Applicable March 15; and

(iv)            If such Eligible Executive timely and properly elects to continue coverage for such Eligible Executive and such Eligible Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall pay directly to the applicable COBRA administrator, on a monthly basis, the full amount of the premiums to effectuate such coverage from the start of the COBRA Continuation Period until the end of the COBRA Continuation Period (the “COBRA Benefit”). Notwithstanding anything in the preceding provisions of this Section 5(a)(iv) to the contrary, (A) the election of COBRA continuation coverage with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, (B) if the Eligible Executive is eligible to receive the benefits and payments described in this paragraph under this Plan and the Antero Midstream Executive Severance Plan simultaneously, they shall only receive such benefits and payment under this Plan and Antero Midstream will reimburse the Company for the portion of such expense equal to the product of such expense and the AM Sharing Percentage, in accordance with the Services Agreement and the Secondment Agreement, as applicable and (C) if the provision of the benefit described in this Section 5(a)(iv) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and such Eligible Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to such Eligible Executive without such adverse impact on the Company.  If such Eligible Executive has not become eligible to be covered under a group health plan sponsored by another employer by the end of the COBRA Continuation Period, then, on the Company’s first regularly scheduled pay date following the end of the COBRA Continuation Period, the Company shall pay to the Eligible Executive a lump-sum cash payment equal to (A) the monthly cost to continue coverage for such Eligible Executive and his or her spouse and eligible dependents under the Company’s group health plan for the complete calendar month immediately preceding the end of the COBRA Continuation Period, multiplied by (B) 18. All payments and benefits described in this Section 5(a)(iv) will be subject to taxes and withholding, as applicable, and the Eligible Executive shall cooperate with the Company to ensure timely remittance of any applicable withholding amounts.

(b)           Other Non-Qualifying Terminations of Employment. If an Eligible Executive’s employment with the Company and the other members of the Resources Group terminates other than pursuant to a Qualifying Termination, then such Eligible Executive shall forfeit any right compensation and benefits pursuant to this Plan contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

(c)           After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the payments or benefits other than the Accrued Obligations pursuant to Section 5 but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms Sections 7, 8, 9, or 10 below; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have no obligation to pay any amount in excess of the Accrued Obligations, and such Eligible Executive shall promptly return to the Company any payment in excess of the Accrued Obligations received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(c) have been satisfied.

6.              Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company or its Affiliates to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7.              Defense and Pursuit of Claims. An Eligible Executive shall, following the termination of his or her employment, cooperate with the Company Group and its counsel in any litigation or human resources matters in which such Eligible Executive may be a witness or potential witness or with respect to which such Eligible Executive may have knowledge of relevant facts or evidence. The Company shall reimburse such Eligible Executive for reasonable and necessary expenses incurred in the course of complying with this Section provided that the Eligible Executive provides reasonable documentation of the same and obtains the Company’s prior approval for incurring such expenses.

8.              Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group, Executive has been and will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of the Company entering into this Agreement, Executive shall comply with this Section 8.

(a)           Both during the Executive’s employment with any member of the Company Group and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 8 shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b)              Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i)              disclosures to other employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;

(ii)             disclosures and uses that are approved in writing by the Board;

(iii)            disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or

(iv)            disclosures necessary for the enforcement of this Agreement in connection with a dispute or threatened dispute with any member of the Company Group.

(c)              Upon written request of the Company, Executive shall promptly destroy or surrender and deliver to the Company (at Executive’s option) all Confidential Information (and copies thereof) and shall surrender and deliver any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such Confidential Information or property of the Company Group. Upon written request, Executive shall certify to the Company in writing that all such Confidential Information and property have been returned to the Company.

(d)           “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its Affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its Affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (iv) that arises from Executive’s general training, knowledge, skill, or experience (whether gained on the job or otherwise), that is readily ascertainable to the public, or that Executive otherwise has a right to disclose as legally protected conduct.

(e)           Notwithstanding the foregoing, nothing in this Agreement shall limit, prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, National Labor Relations Board, Securities and Exchange Commission, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing herein, or in any other agreement between Executive and any member of the Company Group shall limit Executive ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in the previous two sentences, or to notify the Company that Executive has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

9.              Non-Competition; Non-Solicitation.

(a)           The Company has and shall provide Executive access to Confidential Information (including trade secret information) for use only during the period in which Executive is employed by the Company or a member of the Resources Group, and the Company is entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Resources Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement, Executive has voluntarily agreed to the covenants set forth in this Section 9.

(b)           Provided that Executive experiences a Qualifying Termination, then during the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i)              engage or participate within the Market Area in competition with any member of the Resources Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Resources Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in the Business in the Market Area in competition, or anticipated competition, with any member of the Resources Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve direct or indirect responsibilities with respect to the Business.

(ii)             appropriate any Business Opportunity of, or relating to, any member of the Resources Group located in the Market Area; or

(iii)            solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Resources Group with whom or which Executive had contact on behalf of any member of the Resources Group or about whom or which Executive obtained Confidential Information or for whom or which Executive had direct or indirect responsibilities on behalf of the Resources Group to cease or lessen such customer’s or supplier’s business with any member of the Resources Group.

(c)           By participating in this Plan, Executive acknowledges and agrees that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interest, including its legitimate interests in protecting trade secrets. Executive further acknowledges and agrees that the restrictions set forth in this Section 9 are each necessary for the protection of Company Group’s trade secrets and no broader than reasonably necessary to protect the Company Group’s legitimate interest in protecting trade secrets. Executive acknowledges receipt of a Notice of Restrictive Covenants (a form of which is attached as Exhibit A), which Notice of Restrictive Covenants was provided in a separate document signed by Executive at least fourteen days before the participation in this Plan became effective.

(d)           The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)           The following terms shall have the following meanings:

(i)              “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Resources Group for which Executive provides services or about which Executive obtains Confidential Information, which business and operations include the acquisition, exploration, development and production of natural gas, natural gas liquids, and oil.

(ii)             “Business Opportunity” shall mean any commercial, investment or other business opportunity (in each case, excluding any ownership by Eligible Executive, directly or indirectly, of any public company equity or debt securities) relating to the Business.

(iii)            “Market Area” shall mean those counties in the states of Ohio and West Virginia in which any member of the Company Group owns property or interests related to the Business within the twelve (12) months prior to the Termination Date.

(iv)            “Prohibited Period” shall mean the period during which Executive is employed by any member of the Resources Group and continuing for a period of twelve (12) months following the Termination Date.

10.           Non-Disparagement. During Executive’s employment with the Company or any member of the Company Group and at all times thereafter, Executive shall not make any statement (either directly or through Executive’s representatives or agents) that is intended, or reasonably may be expected, to become public and which disparages, criticizes, or otherwise materially harms the reputation, business, prospects, or operations of the Company or any other member of the Company Group. Notwithstanding the foregoing, nothing in this Section 10 shall prevent Executive from making any statements required by applicable law or permitted pursuant to Section 8(e) above.

11.           Enforcement. Money damages would not be a sufficient remedy for any breach of Section 9, in each case, by such Eligible Executive, and any member of the Resources Group shall be entitled to enforce the provisions of Section 9 by terminating payments or additional benefits then owing to the Eligible Executive pursuant to the Plan and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any such threatened breach. In addition, in the event of a breach by an Eligible Executive of Section 9, the Eligible Executive shall repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of the Eligible Executive pursuant to the Plan. Such remedies shall not be deemed the exclusive remedies for a breach of Section 9; provided, however, that any monetary remedy shall be reduced by any and all payments under this Plan that were withheld by the Company or repaid by the Eligible Executive as a result of such breach. Neither the Company nor Eligible Executive shall be liable under this Agreement for any indirect, incidental, punitive or consequential damages of any nature. This Section 11, Section 9 and the terms of any other written agreements between the Eligible Executive and any member of the Company Group, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific Section or provision (or portion thereof) shall not affect the enforceability of any other Section or provision (or portion thereof).

12.           Claims Procedure and Review.

(a)           Filing a Claim. Any Eligible Executive that the Committee determines is entitled to payment of severance benefits under the Plan is not required to file a claim for such benefit. Any employee (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a written claim for severance benefits under the Plan with the Committee setting forth the facts and arguments for Committee consideration within 90 days after such employee knew or reasonably should have known of the principal facts upon which his or her claim is based.

(b)           Initial Determination of a Claim. Within 90 days of the date the Committee receives a claim, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 90 additional days) to reach a decision and the date by which it expects to reach a decision. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) contain the specific reason or reasons for denial of the claim, (D) refer specifically to the pertinent Plan provisions upon which the denial is based, (E) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (F) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)           Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of the notice that the claim was denied, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. Within 60 days of the date the Committee receives an appeal, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 60 additional days) to reach a decision and the date by which it expects to reach a decision. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) include specific reasons for the decision, (D) refer specifically to the Plan provisions upon which the decision is based, (E) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (F) a statement of the Eligible Executive’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d)           Additional Information for a Claim on Review. If the Committee determines it needs further information to complete its review of a claim, the claimant will receive a written notice describing the additional information necessary to make the decision. The claimant will then have 60 days from the date the claimant receives the notice to provide the requested information to the Committee. The time between the date the Committee sends its information request to the claimant and the date the Committee receives the requested information from the claimant does not count against the 60-day period in which the Committee has to decide the claim on review. If the Committee does not receive a response to its request for additional information from the claimant, then the period by which the Committee must reach its decision shall be extended by the 60-day period that was provided to the claimant to submit the additional information. If special circumstances exist, this period may be further extended.

(e)           Time Periods. The time period for the Committee to review a claim begins to run on the date the Committee receives a claimant’s written claim. If a claimant files a timely request for review of a denied claim, the time period for the Committee to review and provide its interpretation begins to run on the date the Committee receives the written request. In both cases, the time period begins to run whether or not the claimant submits comments or information that he or she would like considered by the Committee.

(f)            Limitations Period. If a claimant files a claim within the required time, completes the entire claims procedure and the Committee denies such claim after the claimant requests a review, the claimant may sue over the claim (unless he or she has executed a written release of such claim after the Effective Date). The claimant must commence this lawsuit within six months after the claims process is completed. Before commencing legal action to recover benefits or to enforce or clarify rights, the claimant must complete all of the Plan’s claim procedures.

(g)           Judicial Relief; Exhaustion of Administrative Remedies. Notwithstanding any provision of this Plan that requires an Eligible Executive to exhaust the claims and appeals procedures set forth herein as a condition precedent to the commencement of any judicial action, the following carve-out shall apply: If the Company or any of the members of the Resources Group (a) files a complaint or petition in any court or arbitral forum seeking injunctive relief, a temporary restraining order, specific performance, or any other form of equitable relief against the Eligible Executive, or (b) has obtained such relief (whether on an interim, preliminary, or permanent basis), in each case, with respect to any matter arising out of or relating to the Eligible Executive’s employment, the termination of that employment, this Plan, or any agreement containing restrictive covenants that are incorporated by reference into, or are conditions precedent to, the receipt of benefits under this Plan, then the Eligible Executive shall be entitled, at his or her sole option, to (i) assert any defenses, counterclaims, cross-claims, or third-party claims in that same proceeding, and (ii) commence a separate action or proceeding in a court of competent jurisdiction to seek any relief available under this Plan (including but not limited to monetary damages, declaratory judgment, and equitable relief), in each case without first submitting a claim or appeal under the administrative procedures described in this Plan. For the avoidance of doubt, the Eligible Executive’s election to bypass the administrative claims procedures under the circumstances described in this paragraph shall not be deemed a failure to exhaust remedies, shall not prejudice or limit any substantive or procedural rights the Eligible Executive may otherwise have under ERISA, and shall not constitute a waiver of any right to pursue the internal claims procedures for any other claim not encompassed by the Company’s request for equitable relief.

(h)           The benefits claim procedure provided in this Section 12 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 12 shall be interpreted, construed, and limited in accordance with such intent.

13.           General Provisions.

(a)           Taxes. The Company and its Affiliates are authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and its Affiliates and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b)           Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that any such offset must be compliant with applicable law and no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A. The Company shall provide the Eligible Executive with written notice of any offset of the Eligible Executive’s compensation, detailing the reason for the offset and the amount of the offset, at the time of offsetting or within 30 days thereafter.

(c)           Amendment and Termination. Outside of the CIC Protection Period, the Plan may be amended or modified in any respect and may be terminated by the Board; provided, however, that the Plan may not be amended, modified or terminated in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan at such time, and such amendment, modification or termination is either (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, and any such attempted amendment, modification or termination shall be null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For the duration of the CIC Protection Period, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan on the date immediately preceding the CIC Protection Period, including, but not limited to removing any individual as an Eligible Executive. For the avoidance of doubt, the Committee may remove an individual as an Eligible Executive in the Committee’s full and absolute discretion outside of the CIC Protection Period without their consent.

(d)           Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(e)           Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(f)           Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(g)           Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(h)           Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(i)            Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Colorado, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). Any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Sections 9 and 11 will be brought only in the state and federal courts residing in, or with jurisdiction over, Denver County, Denver, Colorado. The Eligible Executives recognize that such forum and venue is convenient.

(j)            Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Section 9 and the terms and provisions of any other written agreement between such Eligible Executive and the Company and shall be entitled to enforce such obligations as if a party hereto.

(k)           No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(l)            Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Company.

(m)           Overpayment. If, due to mistake or any other reason, a person receives severance payments under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise and shall be able to use all remedies available at law or equity to recuperate such payment.

(n)           No Duplication of Benefits. It is the intent of the Company that severance payments and benefits under this Plan shall be calculated based on compensation earned for services provided to the Company (not the aggregate compensation paid for services provide to both the Company and Antero Midstream) and that there be no duplication of benefits between this Plan and the Antero Midstream Executive Severance Plan with respect to the calculation of the payments and benefits due under each plan. The Committee shall ensure such duplication does not occur and, to the extent it does, any such duplication shall be deemed to be an overpayment subject to Section 13(m), above.

(o)           Clawback. Any amounts payable under the Plan are, to the extent applicable under the express terms of any such clawback policy, subject to the terms and conditions of any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for the potential clawback or recovery of amounts that were paid to the Eligible Executive; provided, however, that the establishment or modification of any clawback policy by the Company on or after the date of a Change in Control shall only apply to amounts payable under the Plan to the extent required by applicable law. The Company will make any determination for clawback or recovery, if applicable, in accordance with the express terms of any such clawback policy in effect at the applicable time in question and in accordance with applicable laws, regulations, and securities exchange listing standards.

(p)           Agent for Service of Legal Process. Legal process with respect to the Company may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, Antero Resources Corporation, 1615 Wynkoop Street Denver, Colorado 80202.

EXHIBIT A

NOTICE OF RESTRICTIVE COVENANTS, INCLUDING COVENANT NOT TO COMPETE

Antero Resources Corporation, a Delaware limited liability company (the “Company”), hereby gives notice to [•] (“Executive”) that, in connection with the Antero Resources Corporation Executive Severance Plan dated effective as of September 17, 2025 (the “Plan”), Executive shall be required to enter into certain non-competition, non-solicitation, confidentiality and non-disclosure covenants (the “Restrictive Covenants”) contained in the Plan.

By signing below, Executive hereby acknowledges and agrees that:

1.	A copy of the Plan and the Plan Participation Agreement has been provided to Executive, and are provided to Executive along with this notice;

2.	Section 9(b) and (ii) of the Plan contain non-competition restrictions, and Sections 9(b)(iii) and (iv) of the Plan contain non-solicitation restrictions and Sections 8 and 10 of the Company Agreement contains confidentiality and non-disclosure restrictions.

3.	The Plan contains covenants not to compete that could restrict Executive’s options for subsequent employment following Executive’s separation from the Company; and

4.	If Executive accepts the terms of the Plan, Executive shall be doing so voluntarily (and Executive has not been subjected to force, threats or other intimidation in connection therewith), and with Executive’s full understanding and acceptance of the Plan’s terms (including the terms of the Restrictive Covenants).

Executive acknowledges that this notice has been provided to Executive at least 14 days before the earlier to occur of the effective date of the Restrictive Covenants. Executive further acknowledges and agrees that this notice is clear and conspicuous, and that Executive fully understands the Restrictive Covenants Executive is being asked to enter.

[Signature Page Follows]

ACKNOWLEDGED AND AGREED BY EXECUTIVE:

Signature

Name

Date